WISDOMTREE RULES-BASED METHODOLOGY

WisdomTree Hedged Equity Indexes:

Japan, Japan SmallCap, Japan Dividend Growth, Europe, Europe SmallCap, United Kingdom, Germany, Korea, and International Dividend Growth

Last Updated February 2015

WISDOMTREE RULES-BASED METHODOLOGY

Methodology Guide for Hedged Equity Indexes

1.	Index Overview and Description

The WisdomTree Europe Hedged Equity Index, the WisdomTree Europe Hedged SmallCap Equity Index, the WisdomTree United Kingdom Hedged Equity Index, the WisdomTree Germany Hedged Equity Index, the WisdomTree Japan Hedged SmallCap Equity Index, a currency hedged version of its WisdomTree Japan Dividend Index (“JDI”), the WisdomTree Japan Hedged Dividend Growth Index and the WisdomTree International Hedged Dividend Growth Index [referred to as “the International Hedged Equity Indexes”] are modified capitalization weighted indexes developed by WisdomTree Investments (WTI) to define the respective dividend-paying segments of Europe, United Kingdom, Germany, Japan and developed stock markets. The WisdomTree Korea Hedged Equity Index is a modified capitalization weighted index developed by WTI to define the respective profitable segment of Korea’s stock market.

In June of each year, the International Hedged Equity Indexes are reconstituted, with each components’ weight adjusted to reflect its dividend-weighting in its respective Index. In March of each year, the WisdomTree Korea Hedged Equity Index is reconstituted, with each components’ weight adjusted to reflect its earnings-weighting.

The selection and weighting methodology for the WisdomTree Japan Hedged Equity Index is identical to the selection and weighting methodology used for the WisdomTree Japan Dividend Index.

For U.S. investors, international equity investments include two components of return. The first is the return attributable to stock prices in the non-U.S. market or markets in which an investment is made. The second is the return attributable to the value of non-U.S. currencies in these markets relative to the U.S. dollar. The following Hedged Equity Indexes are designed to remove from index performance the impact of their respective currencies relative to the U.S. dollar.

•	The WisdomTree Europe Hedged Equity Index is designed to remove from index performance the impact of changes to the value of the Euro relative to the U.S. dollar.

•	The WisdomTree Europe Hedged SmallCap Equity Index is designed to remove from index performance the impact of changes to the value of the Euro relative to the U.S. dollar.

•	The WisdomTree United Kingdom Hedged Equity Index is designed to remove from index performance the impact of changes to the value of the British Pound relative to the U.S. dollar.

•	The WisdomTree Germany Hedged Equity Index is designed to remove from index performance the impact of changes to the value of the Euro relative to the U.S. dollar.

•	The WisdomTree Korea Hedged Equity Index is designed to remove from index performance the impact of changes to the value of the Korean Won relative to the U.S. dollar.

•	The WisdomTree Japan Hedged SmallCap Equity Index is designed to remove from index performance the impact of changes to the value of Japanese Yen relative to the U.S. dollar.

•	The WisdomTree Japan Hedged Equity Index is designed to remove from index performance the impact of changes to the value of Japanese Yen relative to the U.S. dollar.

•	The WisdomTree Japan Hedged Dividend Growth Index is designed to remove from index performance the impact of the Japanese Yen relative to the U.S. dollar.

•	The WisdomTree International Hedged Dividend Growth Index is designed to remove from index performance the impact of change to the value of foreign currencies relative to the U.S. dollar.

In this sense, the Indexes “hedge” against fluctuations in the relative value of non-U.S. currencies against the U.S. dollar. The Indexes are designed to have higher returns than their equivalent non-currency hedged indexes when the U.S. Dollar is going up in value relative to foreign currencies. Conversely, the Indexes are designed to have lower returns than their equivalent non-hedged indexes when the U.S. dollar is falling in value relative to foreign currencies (e.g., the Euro is rising relative to the U.S. dollar). Calculation of the Indexes is discussed in section 2.3.

The Indexes are calculated to capture price appreciation and total return, which assumes dividends are reinvested into the Indexes. The Indexes are calculated using primary market prices and are calculated in U.S. dollars.

2.	Key Features

2.1.	Membership Criteria

To be eligible for inclusion in the Hedged Equity Indexes, component companies must be covered by WisdomTree’s independent index calculation agent and must meet the minimum liquidity requirements established by WisdomTree Investments, including the requirement that shares of such component securities must have traded at least 250,000 shares per month for each of the six months preceding the “Screening Date”. Screening date for the International Hedged Equity Indexes is the duration of time after the close of trading on the last trading day in May, and before the open of trading on the next trading day. Screening date for the WisdomTree Korea Hedged Equity Index is the duration of time after the close of trading on the last trading day in February, and before the open of trading on the next trading day.

A further volume screen requires that a calculated volume factor (the average daily dollar volume for three months preceding the Screening Date / weight of security in each index) shall be greater than $200 million to be eligible for each index. In the case of the Japan Hedged SmallCap Equity Index, the calculated volume factor shall be greater than $100 million.

WisdomTree Europe Hedged Equity Index component companies must list their shares on one of the major stock exchanges in Europe (i.e., Austria, Belgium, Finland, France, Germany, Ireland, Italy, Netherlands, Portugal or Spain). Companies must be domiciled in Europe and traded in Euros, derive at least 50% of their revenue from countries outside of Europe and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $1 billion on the Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Europe are excluded. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.1

WisdomTree Europe Hedged SmallCap Equity Index component companies must list their shares on one of the major stock exchanges in Europe (i.e., Austria, Belgium, Finland, France, Germany, Ireland, Italy, Netherlands, Portugal or Spain). Companies must be domiciled in Europe, traded in Euros and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $100 million on the Screening Date and shares of such companies must

[1]	Beginning with the December 2006 reconstitution, Mortgage REITs were no longer eligible for inclusion in the WisdomTree Domestic and International Dividend Indexes. For the WisdomTree International Dividend Indexes, this rule change took effect at the June 2007 reconstitution.

have had an average daily dollar volume of at least $100,000 for three months preceding the Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Europe are excluded. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. New additions to the index are those companies that rank in the bottom 10% of total market capitalization of the European companies traded in Euros within the WisdomTree DEFA Index as of the Screening Date. To be deleted from the index, companies must rank outside of the bottom 13% of total market capitalization of the European companies traded in Euros within the WisdomTree DEFA Index as of the Screening Date.

Euro Contingency Planning: If any of the following scenarios were to occur, the following membership criteria would change:

1)	If any of the countries in the Index were to no longer designate the Euro as their official currency, the country would remain in the Index and the Index would hedge such country’s local currency as soon as practicable after forward rates in such country’s local currency are available.

2)	If Germany, France and then Netherlands were to all adopt their own currencies in lieu of the Euro, the requirement that stocks must be traded in Euros would be dropped and an intra-year Index re constitution would be scheduled to re-balance the Index at the end of the month.

3)	If the Euro were to no longer be traded as a currency, the requirement that stocks must be traded in Euros would be dropped and an intra-year Index re-constitution would be scheduled to re-balance the Index at the end of the month.

In the case of WisdomTree Japan Dividend Index, component companies must list their shares on the Tokyo Stock Exchange. Companies must be incorporated in Japan and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution and have less than 80% of revenue come from Japan. Companies need to have a market capitalization of at least $100 million on the Screening Date and shares of such companies need to have had an average daily dollar volume of at least $100,000 for three months preceding the Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

In the case of WisdomTree Japan Hedged SmallCap Equity Index, component companies must list their shares on the Tokyo Stock Exchange. Companies must be incorporated in Japan and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies need to have a market capitalization of at least $100 million on the Screening Date and shares of such companies need to have had an average daily dollar volume of at least $100,000 for three months preceding the Screening Date. Companies must fall outside of the three hundred largest securities by market capitalization from this primary starting screening universe. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

In the case of the WisdomTree Japan Hedged Dividend Growth Index, component companies must list their shares on the Tokyo Stock Exchange. Companies must be incorporated in Japan and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies need to have a market capitalization of at least $1 billion on the Screening Date, an earnings yield greater than the dividend yield and shares of such companies need to have had an average daily dollar volume of at least $200,000 for each of the three months preceding the Screening Date. Eligible companies in the WisdomTree Japan Hedged Dividend Growth Index are ranked using a weighted combination of three factors: 50% weighted to the rank of long-term estimated earnings growth, 25% weighted to the rank of the historical three-year average return on equity, and 25% weighted to the rank of the historical three-year average return on assets. Top 300 companies by this combined ranking will be selected for inclusion. Companies that lack long-term earnings growth estimates will be eligible for the Index and assume a long-term growth estimate of zero for the purposes of stock ranking criteria. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

WisdomTree United Kingdom Hedged Equity Index component companies must list their shares on the London Stock exchange. Companies must be incorporated in the United Kingdom and traded in British Pounds, have less than 80% of their revenue come from the United Kingdom, and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $1 billion on the

Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

WisdomTree Germany Hedged Equity Index component companies must list their shares in Germany, be incorporated in Germany and traded in Euros. Companies must have less than 80% of their revenue come from Germany and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $1 billion on the Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Germany are excluded. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

WisdomTree Korea Hedged Equity Index component companies must list their shares on the Korean Stock exchange. Companies must be incorporated in Korea and traded in Korean Won, have less than 80% of their revenue come from Korea and have generated at least $5 million in net income in their latest fiscal year. Companies must have a market capitalization of at least $1 billion on the Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

WisdomTree International Hedged Dividend Growth Index is derived from the WisdomTree DEFA Index. Component companies must list their shares on one of the major stock exchanges in Europe (i.e., Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, or the United Kingdom), the Tokyo Stock Exchange, on the major stock exchanges in Australia, New Zealand, Hong Kong, Singapore or Israel. Companies must be incorporated in Europe, Japan, Australia, New Zealand, Hong Kong, Israel, or Singapore and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $1 billion on the Screening Date, an earnings yield greater than the dividend yield and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the Screening Date. Eligible companies are ranked using a weighted combination of three factors: 50% weighted to the rank of long-term estimated earnings growth, 25% weighted to the rank of the historical three-year average return on equity, and 25% weighted to the rank of the historical three-year average return on assets. Top 300 companies by this combined ranking will be selected for inclusion. Companies that lack long-term earnings growth estimates will be eligible for the Index and assume a long-term growth estimate of zero for the purposes of stock ranking criteria. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Europe, Japan, Australia, New Zealand, Hong Kong, Israel or Singapore are excluded. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

WisdomTree applies a Foreign Investment Screen to exclude companies that are not available to be purchased or transacted in by foreign investors (or certain segments of foreign investors) or cannot continue to be reasonably purchased or transacted in by foreign investors (or certain segments of foreign investors) as determined by Standard & Poor’s and a data point referred to as “Degree of Open Freedom” (DOF) or by WisdomTree based generally on the guiding principles set forth below. The first test of a stock’s investability is determining whether the market is open to foreign institutions. S&P determines the extent to which and the mechanisms foreign institutions can use to buy and sell shares on local exchanges and repatriate capital, capital gains, and dividend income without undue constraint. Once determined that a market is open to foreign investors, S&P then investigates each security that may be a candidate for inclusion. Each class of share is reviewed to determine whether there are any corporate bylaw, corporate charter, or industry limitations on foreign ownership of the stock. The DOF is the variable that ranges from zero to one and indicates the amount of the security foreigners may legally own (0.00 indicates that none of the stock is legally available, 1.00 indicates that 100% of the shares are available). Any company with a DOF of 0 will not be eligible for the WisdomTree Indexes.

2.2	Base Date and Base Value

The WisdomTree Japan Dividend Index was established with a base value of 300 on May 31, 2006. The WisdomTree Japan Hedged Equity Index

was established with a base value of 100 on February 1, 2010. The WisdomTree Europe Hedged Equity Index was established with a base value of 200 on June 29, 2012.

The WisdomTree Japan Hedged SmallCap Equity Index, WisdomTree Korea Hedged Equity Index, WisdomTree Germany Hedged Equity Index, and the WisdomTree United Kingdom Hedged Equity Index were established with a base value of 200 on April 30, 2013.

The WisdomTree International Hedged Dividend Growth Index was established with a base value of 200 on November 29, 2013.

The WisdomTree Japan Hedged Dividend Growth Index was established with a base value of 200 on February 28, 2014.

The WisdomTree Europe Hedged SmallCap Equity Index was established with a base value of 200 on January 30, 2015 and started calculating real time on February 9, 2015.

2.3	Calculation and Dissemination

The following formula is used to calculate the index levels for the Indexes, unhedged for foreign currency:

Si = Number of shares in the index for security i.

Pi = Price of security i

Ei = Cross rate of currency of Security i vs. USD. If security price in USD, Ei = 1

D = Divisor

WisdomTree calculates Currency Hedged International indexes. The hedged indexes are designed to approximate the investable return available to U.S. based investors that seek to neutralize currency fluctuations as a source of the international index return.

The total returns for the Indexes are calculated once a day on a daily basis to remove the impact of currency and uses a WM/Reuters 1-month forward rate to do so. Starting from the April month end, all WisdomTree Currency-Hedged Indices will be calculated using forward amounts and foreign currency weights determined one business day prior to the month end. The precise calculation for the daily hedged currency index equals:

Where Forward Rate = WM/Reuters 1-month forward rate in foreign currency per U.S. dollar

Spot Rate = Spot Rate in foreign currency per U.S. dollar.

For each month m, there are d= 1, 2, 3, .. D calendar days so md is day d for month m and m0 is the last day of month m-1.

D=Total # days In Month

md= d day of Month m

The Indexes are calculated whenever the New York Stock Exchange is open for trading. If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent Index computations until trading resumes. If trading is suspended before the opening, the stock’s adjusted closing price from the previous day is used to calculate the Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the Index computation. Index values are calculated on both a price and total-return basis, in U.S. dollars. The price Indexes are calculated and disseminated on an intra-day basis with the exception of the Japan Dividend Index which is calculated on an end of day basis. The total return Indexes are calculated and disseminated on an end-of-day basis. Price index values are calculated and disseminated every 15 seconds to the Chicago Mercantile Exchange (CME) so that such Index Values can print to the Consolidated Tape.

2.4	Weighting

The WisdomTree International Hedged Equity Indexes are modified capitalization-weighted indexes that employ a transparent weighting formula to magnify the effect that dividends play in the total return of the Indexes. The initial weight of a component in the Index at the annual reconstitution is derived by multiplying the U.S. dollar value of the company’s annual dividend per share by the number of common shares outstanding for that company, “The Cash Dividend Factor.” 2 The Cash Dividend Factor is calculated for every component in the Index and then summed. Each component’s weight, at the Weighting Date, is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in that Index. The Weighting Date is when component weights are set, it occurs immediately after the close of trading on the

[2]	Special Dividends are not included in the computation of Index weights.

second Friday of June. New Component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “Reconstitution Date”).

The WisdomTree Korea Hedged Equity Index is a modified capitalization-weighted index that employs a transparent weighting formula to magnify the effect that earnings play in the total return of the Index. The initial weight of a component in the Index at the annual reconstitution is derived from the total net income of each company, “The Earnings Factor.”3 The Earnings Factor is calculated for every component in the Index and then summed. Each component’s weight, at the Weighting Date, is equal to its Earnings Factor divided by the sum of all Earnings Factors for all the components in that Index. The Weighting Date is when component weights are set, it occurs immediately after the close of trading on the second Friday of March. If a company reports new fiscal year earnings between the screening date and the weighting date, the latest fiscal year earnings will be used to establish the weights. New Component weights take effect before the opening of trading on the first Monday following the third Friday of March (the “Reconstitution Date”).

For the Europe Hedged Equity Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security in the Europe Hedged Equity Index is capped at 5% on the annual rebalance prior to the introduction of country and sector caps. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

•	Should any country achieve a weight equal to or greater than 25% of the indexes, the weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the Europe Hedged SmallCap Equity Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 2% on the annual rebalance prior to the introduction of country and sector caps. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

[3]	Special Dividends are not included in the computation of Index weights.

•	Should any country achieve a weight equal to or greater than 25% of the indexes, the weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the Japan Dividend Index, the Japan Hedged Dividend Growth Index and the United Kingdom Hedged Equity Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 5% on the annual rebalance prior to the introduction of sector caps. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the WisdomTree Japan Hedged SmallCap Equity Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 2% on the annual rebalance prior to the introduction of sector caps. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the Korea Hedged Equity Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 10% and the second highest weighted security at 4.5% on the annual rebalance prior to the introduction of sector caps. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the Germany Hedged Equity Index, the following capping rules apply:

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the International Hedged Dividend Growth Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 5% prior to the introduction of sector caps. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

•	Should any country achieve a weight equal to or greater than 20% of the Indexes, weight of companies will be proportionally reduced to 20% as of the annual Screening Date.

•	Should any sector achieve a weight equal to or greater than 20% of the Indexes, weight of companies will be proportionally reduced to 20% as of the annual Screening Date.

The following liquidity adjustment factor will be applied to all the Indexes:

In the event a security has a calculated volume factor (average daily volume traded over the preceding three months / weight in the index) that is less than $400 million, its weight will be reduced such that weight after volume adjustment = weight before adjustment x calculated volume factor / $400 million. The implementation of the volume factor may cause an increase in the sector and country weights above the specified caps.

The following adjustment will be applied to all the Indexes:

Moreover, should the “collective weight” of Index component securities whose individual current weights equal or exceed 5.0% of the Index, when added together, equal or exceed 50.0% of the Index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the Index at the close of the current calendar quarter, and other components in the Index will be rebalanced to reflect their relative weights before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

2.5	Dividend Treatment

Normal dividend payments are not taken into account in the price Index, whereas they are reinvested and accounted for in the total return Index.4 However, special dividends that are not reinvested in the total return index require index divisor adjustments to prevent the distribution from distorting the price index.

2.6	Multiple Share Classes

In the event a component company issues multiple classes of shares of common stock, each class of share will be included in any broad-based Index, provided that dividends are paid on that share of stock. Conversion of a share class into another share class results in the deletion of the share class being phased out and an increase in shares of the surviving share class, provided that the surviving share class is in the Index.

3.	Index Maintenance

Index Maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the index shares and the stock prices of the component companies in the Indexes. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the index shares or the stock prices of the component companies in the Index. Other corporate actions, such as special dividends and entitlements, may require Index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions. Whenever possible, changes to the Index’s components, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

3.1.	Component Changes

Additions

Additions to the Indexes are made at the annual reconstitution according to the inclusion criteria defined above. For the International Hedged Equity Indexes, changes are implemented before the opening of trading on the first Monday following the closing of trading on the third Friday in June. For the WisdomTree Korea Hedged Equity Index, changes are implemented before the opening of trading on the first Monday following

[4]	For the International total return indexes, where information is available about both gross and net dividends, the Indexes assume re-investment of net dividends.

the closing of trading on the third Friday in March. No additions are made to the Indexes between annual reconstitutions with the exception of the WisdomTree Korea Hedged Equity Index which includes spin-offs of companies as an addition intra-year.

Deletions

Shares of companies that are de-listed or acquired by a company outside of the Indexes are deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the Index. For the dividend indexes, a component company that cancels its dividend payment is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. A component company that files for bankruptcy is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. If a component company is acquired by another company in the Index for stock, the acquiring company’s shares and weight in the Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date.5 Component companies that reclassify their shares (i.e. that convert multiple share classes into a single share class) remain in the Index, although index shares are adjusted to reflect the reclassification.

3.2.	Spin-Offs and IPOs

Should a company be spun-off from an existing component company and pay a regular cash dividend, it is not allowed into the indexes until the next annual reconstitution, provided it meets all other inclusion requirements, with the exception of the WisdomTree Korea Hedged Equity Index which includes spin-off companies. Spin-off shares of publicly traded companies that are included in the same indexes as their parent company are increased to reflect the spin-off and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. Companies that go public in an Initial Public Offering (IPO) and that pay regular cash dividends and that meet all other Index inclusion requirements must wait until the next annual reconstitution to be included in the Index.

[5]	Companies being acquired will be deleted from the WisdomTree indexes immediately before the effective date of the acquisition or upon notice of a suspension of trading in the stock of the company that is being acquired. In cases where an effective date is not publicly announced in advance, or where a notice of suspension of trading in connection with an acquisition is not announced in advance, WisdomTree reserves the right to delete the company being acquired based on best available market information

4.	Index Divisor Adjustments

Changes in the Index’s market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the Index’s continuity. By adjusting the divisor, the Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

Companies that are acquired, de-listed, file for bankruptcy, re-incorporate outside of a defined domicile or that cancel their dividends, (applicable to Dividend Indexes only), in the intervening weeks between the Screening Date and the Reconstitution Date are not included in the Indexes, and the weights of the remaining components are adjusted accordingly.

5.	Selection Parameters

Selection parameters for the Indexes are defined in section 2.1. Companies that pass these selection criteria as of the Screening Date are included in the Hedged Equity Indexes. The component companies are assigned weights in the Indexes as defined in section 2.4., and annual reconstitution of the Indexes takes effect as defined in section 3.1.